UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

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Obagi Medical Products, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend our 2009 Annual Meeting of Stockholders, to be held at our corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806, on Thursday, June 11, 2009 at 10:00 a.m. local time. We hope you will be present to hear management’s report to stockholders.

The attached Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting.  If you plan to attend the Annual Meeting in person, please mark the designated box on the proxy card.  Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the Annual Meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the Annual Meeting.  If you are planning to attend the Annual Meeting and your shares are held in street name (by a broker, bank or other nominee, for example), you should ask the record owner (your broker, bank or other nominee) for a legal proxy or bring your most recent account statement to the Annual Meeting so that we can verify your ownership of Obagi Medical Products, Inc.’s stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the Annual Meeting, but you will not be able to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting personally, and regardless of the number of shares of Obagi stock you own, it is important that your shares be represented at the Annual Meeting.  Accordingly, we urge you to complete the proxy card promptly and return it in the postage-prepaid envelope provided, or to promptly use the Internet voting system. You may later change your vote if you so desire as set forth in the attached Proxy Statement.

Steven R. Carlson,
Chief Executive Officer

 OBAGI MEDICAL PRODUCTS, INC.
3760 Kilroy Airport Way, Suite 500
Long Beach, California 90806
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2009

TO OUR STOCKHOLDERS:

    The 2009 Annual Meeting of Stockholders (the "Annual Meeting") of Obagi Medical Products, Inc. (the "Company," "Obagi," or “our”) will be held on June 11, 2009 at 10:00 a.m. local time at our corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect seven directors to hold office until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Our Board of Directors has fixed April 21, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and, consequently, only stockholders whose names appeared on our books as owning our common stock at the close of business on April 21, 2009 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.  It is important that your shares of common stock be represented and voted at the Annual Meeting.  Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the proxy card as promptly as possible in order to ensure your representation at the Annual Meeting.  Should you receive more than one proxy card because your shares of common stock are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card to ensure that all of your shares of common stock are voted.  A postage-prepaid envelope is enclosed for that purpose. You may also vote your proxy by visiting the Internet website address shown on your proxy card.  Your proxy may be revoked at any time prior to the Annual Meeting. If you are a stockholder of record and attend the Annual Meeting and vote by ballot, any completed proxy card that you previously submitted will be revoked automatically and only your vote at the Annual Meeting will be counted. However, if your shares of common stock are held of record by a broker, bank or other nominee, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from the record holder (your broker, bank or other nominee).

BY ORDER OF THE BOARD OF DIRECTORS
STEVEN R. CARLSON Chief Executive Officer

Long Beach, California
April 30, 2009

Obagi Medical Products, Inc.
3760 Kilroy Airport Way, Suite 500
Long Beach, California 90806
(562) 628-1007

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2009

Solicitation of Proxies is Made by Obagi’s Board of Directors

    The Board of Directors of Obagi Medical Products, Inc. (“Obagi,” “we,” “our” or “us”) is soliciting proxies to be used at the Annual Meeting of Stockholders (“Annual Meeting”), to be held at our corporate offices located at 3760 Kilroy Airport Way, Suite 620, Long Beach, California 90806 on Thursday, June 11, 2009 at 10:00 a.m., local time, and at any continuation, adjournment or postponement thereof.  Directions to attend the Annual Meeting can be found on our Internet website, www.obagi.com.1 This Proxy Statement, the enclosed form of proxy card and our 2008 Annual Report to Stockholders are being mailed or made available to our stockholders on or about April 30, 2009.

    Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 11, 2009. Our Proxy Statement and our 2008 Annual Report to Stockholders are Available at www.obagi.com/proxy.   This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement and our 2008 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

    Record holders of our common stock as of April 21, 2009 may vote at the Annual Meeting. As of the record date, there were 22,044,872 shares of our common stock (exclusive of 627,367 shares of common stock held in treasury) outstanding, each entitled to one vote. The shares of common stock held in our treasury will not be voted at the Annual Meeting. There were approximately 3,549 stockholders of record as of the record date. Stockholders who hold shares of the Company in "street name" may vote at the Annual Meeting only if they hold a valid legal proxy from their broker, bank or other nominee.

How You Can Vote

    You are eligible to vote at the Annual Meeting using one of three methods:

•
Voting in Person.  To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting.  Please note that if your shares are held by a broker, bank or other nominee, you must present a legal proxy from such broker, bank or nominee in order to be able to vote at the Annual Meeting;

•	Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it and return it in the postage-paid envelope provided; or

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card, which is available 24 hours a day.

    You will need proof of ownership of our common stock, as well as a form of personal photo identification, to enter the Annual Meeting.  Your proxy card will serve as proof of ownership if you hold shares directly in your name as a stockholder of record. If you plan to attend the Annual Meeting, please vote using your proxy card but keep a copy and bring it with you to the Annual Meeting.

    If your shares of our common stock are held beneficially in the name of a broker, bank or other nominee and you plan to attend the Annual Meeting, you must present proof of your ownership of our common stock, such as a brokerage or bank account statement and personal identification, to be admitted to the Annual Meeting.

    NO CAMERAS, RECORDING EQUIPMENT, ELECTRONIC DEVICES, LARGE BAGS, BRIEFCASES OR PACKAGES WILL BE PERMITTED IN THE ANNUAL MEETING.

1 References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.

The Internet voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded.  Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet vote must be received by 11:59 a.m. Central Time on June 10, 2009. If you vote via the Internet, you may incur costs such as usage charges from Internet service providers and you must bear these costs. Please note that while all stockholders may vote in person or by mail, certain banks and brokerages do not allow for voting via the Internet.  Regardless of the method you choose, your vote is important.  Please vote by following the specific instructions on your proxy card.

    As a stockholder of record, if you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy, according to the recommendation of our Board, IN FAVOR OF: (1) the election of all of the director nominees; and (2) in favor of ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.  In their discretion, the proxy holders named in the enclosed proxy card are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. Our Board does not know of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

How You May Revoke or Change Your Vote

    As a stockholder of record, you have the power to revoke your proxy card vote at any time before it is voted. A previously executed proxy card may be revoked by a stockholder of record by:

•	Delivering a written notice of revocation to our Secretary at or before the Annual Meeting;

•	Presenting to our secretary at or before the Annual Meeting a later dated proxy card executed by the person who executed the prior proxy card; or

•	Attending the Annual Meeting and voting in person.

    Attendance at the Annual Meeting will not, by itself, revoke a proxy card previously voted. Any written notice of revocation or delivery of a subsequent proxy card by a stockholder of record may be sent to Obagi Medical Products, Inc., Attn: Secretary, 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806, or hand delivered to our secretary at or before the voting at the Annual Meeting.  Attendance at the Annual Meeting will not, in an of itself, revoke a previously executed proxy card unless the stockholder actually votes in person at the meeting.

    If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

    The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy card or in person at the Annual Meeting. The inspector of elections will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists.

    Any broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority.

    Election of Directors: Proposal 1.  In the election of directors, you may either vote “for,” “against” or “abstain.” Cumulative voting is not permitted.  Under Delaware law and the Company's Amended and Restated Certificate of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy card marked "Withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A properly executed proxy card marked "Abstain" with respect to any such matter will not be voted and will have the effect of a negative vote against Proposal 1.  Proxy cards that do not specify a vote or indicate an abstention from voting will count as a vote FOR such nominee’s election.  The election of directors is a routine matter on which a broker or other nominee is generally empowered to vote.  Accordingly, no broker non-votes will likely result from this proposal.

Ratification of Independent Registered Public Accounting Firm: Proposal 2.  The approval of Proposal 2, ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009, requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. A properly executed proxy card marked "Abstain" with respect to Proposal 2 will not be voted, and will have the effect of a negative vote on Proposal 2. Proxy cards that do not specify a vote or indicate an abstention from voting will count as a vote FOR such ratification.  The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote.  Accordingly, no broker non-votes will likely result from this proposal.

Costs of Solicitation

    The total cost of this solicitation, including preparing, printing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.

Stockholder List

    A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our corporate headquarters offices at 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806 for the ten (10) days prior to the Annual Meeting, and also at the Annual Meeting.

Confidentiality

    It is our policy that all proxy cards, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	To allow the independent inspector of elections appointed for the Annual Meeting to certify the results of the vote;

•	As necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•
Where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxy cards, ballots or votes, or as to the accuracy of the tabulation of such proxy cards, ballots or votes;

•	Where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•
Where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the independent inspector of elections appointed for the Annual Meeting;

•	Aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	In the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

PROPOSAL 1

ELECTION OF DIRECTORS

    Our Board of Directors ("Board") currently consists of seven (7) members, all of whom are elected annually to the Board.  Upon the recommendation of our Nominating Committee, our Board has nominated each of these individuals to serve as the directors of the Company until the 2010 Annual Meeting.  Each of the nominees currently serves as a director and has consented to serve for a new term.  The name, age and year in which the term expires of each member of the Board of the Company is set forth below:

Name	Age	Position	Term Expires on the Annual Meeting held in the Year
Steven R. Carlson	52	Chief Executive Officer, President and Director	2009
Albert J. Fitzgibbons III	63	Chairman of the Board of Directors	2009
John A. Bartholdson	38	Director	2009
John H. Duerden	68	Director	2009
Edward A. Grant	59	Director	2009
Albert F. Hummel	64	Director	2009
Ronald P. Badie	66	Director	2009

Board Recommendation

    OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NAMED DIRECTOR NOMINEES.

    Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the fully executed proxy cards will be voted for such other person or persons as may be designated by our Board, unless our Board reduces the number of directors accordingly. As of the date of this Proxy Statement, our Board is not aware of any nominee who is unable or will decline to serve as a director.

Information About Nominees and Other Directors

    Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the record date. There are no relationships among any of our directors or among any of our directors and executives, except that Albert J. Fitzgibbons III and John A. Bartholdson are both partners and directors of Stonington Partners, Inc. and Stonington Partners, Inc. II.

Nominees and Continuing Directors

    The following individuals have been nominated for election to the Board:

    Steven R. Carlson has served as our Chief Executive Officer and President since July 2005 and on our Board since May 2006. From March 2005 until July 2005, he served as our President. Prior to joining us, Mr. Carlson held senior executive positions with several start-up ventures including ReVance Therapeutics (formerly Essentia Biosystems) from 2004 to 2005, and Orquest Inc. (acquired by Johnson and Johnson) from 1995 to 2003. Mr. Carlson began his career with 15 years at Allergan, where his management experience included Senior Vice President of Marketing and General Manager responsible for building the Botox Global business from 1987 to 1995. Mr. Carlson received his B.S. in biology and chemistry from the University of Minnesota.

    Albert J. Fitzgibbons III has served on our Board since September 2004 and as Chairman of our Board since August 2006. Mr. Fitzgibbons is a partner and a director of Stonington Partners, Inc., a position that he has held since 1993, and a partner and a director of Stonington Partners, Inc., II. He has also served as a director of Merrill Lynch Capital Partners, Inc. ("MLCP"), a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co., and as a consultant to MLCP. He was also a partner of MLCP and Executive Vice President of MLCP. Mr. Fitzgibbons also was a Managing Director of the investment banking division of Merrill Lynch & Co, a private company.  Over the past twenty years, Mr. Fitzgibbons has served on a number of publicly and privately held boards. He is also currently a director of Merisel, Inc., a publicly traded provider of visual and brand imaging services. Mr. Fitzgibbons received his B.A. from Boston College and his M.B.A. from Columbia University.

    Ronald P. Badie has served on our Board since November 2006. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm's investment banking subsidiary. Deutsche Bank is an international financial services provider. Over the years, Mr. Badie held a variety of senior level positions with the firm, in both New York and Los Angeles. Mr. Badie currently serves as a director of Amphenol Corporation, Merisel, Inc., and Nautilus, Inc. and is a trustee of The Endowments, an investment fund for non-profit organizations. Mr. Badie is a graduate of Bucknell University and received an MBA from New York University's Stern School of Business.

    John A. Bartholdson has served on our Board since June 2000. He has been a partner and director of Stonington Partners, Inc. since April 2006, having previously served as a principal since August 1999 and as an associate starting in June 1997. He has also been a partner and a director of Stonington Partners, Inc. II since April 2006. From 1994 to 1995 he worked for Stonington Partners as an analyst. From 1992 to 1994, Mr. Bartholdson worked for MLCP, a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co. Mr. Bartholdson is a director of several privately held companies. Mr. Bartholdson received his B.A. from Duke University and his M.B.A. from the Stanford Graduate School of Business.

    John H. Duerden has served on our Board since December 2007. Effective March 16, 2009, Mr. Duerden was appointed President and Chief Executive Officer of Crocs, Inc.  In March 2006, Mr. Duerden founded the Chrysallis Group, a consulting group targeted at the development and renewal of brands. From August 2002 until October 2005, Mr. Duerden was a senior executive with Invensys plc., a British engineering conglomerate. Mr. Duerden also served as Chairman and Chief Executive Officer of Dictaphone Corporation, a producer of sound recording devices, from June 1995 until its sale to Lernout & Hauspie in May 2000. Mr. Duerden was appointed Chief Executive Officer of Lernout & Hauspie in August 2000 and served briefly as Chief Executive Officer until January 2001, and supervised its filing for protection under Chapter 11 in December of 2000. From February 1990 through April 1995, Mr. Duerden served as President and Chief Operating Officer of Reebok International, a producer of athletic footwear, apparel, and accessories. Between October 1988 and February 1990, Mr. Duerden was Managing Director of Reebok's International Division. Mr. Duerden also served as non executive director on the board of directors of Sunglass Hut International, a major retailer of sunglasses and watches, from 1992 until its sale in 2001, and on the board of Telewest plc, a British cable television, telephony and broadband company, from 2004 until its merger with NTL in 2006.

    Edward A. Grant has served on our Board since November 2005. He is a principal and practice director at Arthur Andersen LLP. He has been a professional at Andersen for more than thirty years.  He was an audit partner with the firm for sixteen years, serving as the auditor to several public companies, including companies in the health care industry. Mr. Grant is a member of the board of directors of Merisel, Inc. and the chair of its Audit Committee.  Mr. Grant received his bachelor's and two master's degrees from the University of Wisconsin-Madison and became a CPA in 1976. He is a past member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society and has served on several civic boards.

    Albert F. Hummel has served on our Board since November 2005. Mr. Hummel has served as Chief Executive Officer of Pentech Pharmaceuticals Inc., a product development company, since 1998. From 1994 until 1998, Mr. Hummel was a co-founder and general partner of Affordable Residential Communities LLC. Since 1986, he has served as a director of Watson Pharmaceuticals Inc. and was its Chief Financial Officer from October 1991 until December 1994. Mr. Hummel was co-founder of Bradley Hummel Inc., a NYSE firm, and began his career at Merrill Lynch & Co in 1970 as a member of the investment banking group.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee of our Board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1997.

    Although ratification by our stockholders is not a prerequisite to the Audit Committee’s ability to select PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee believes such ratification is advisable and in the best interests of our stockholders.  Accordingly, stockholders are being requested to ratify, confirm and approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2009.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select PricewaterhouseCoopers LLP notwithstanding the failure of our stockholders to ratify its selection. If the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee will continue to conduct an ongoing review of PricewaterhouseCoopers LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace PricewaterhouseCoopers LLP at any time.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so.  Such representatives are also expected to be available to respond to appropriate questions.

Board Recommendation

    OUR BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Independent Registered Public Accounting Firm’s Fees

    The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2007 and 2008.
	2007	2008
Audit Fees(1)	$1,238,166	$737,288
Audit-Related Fees(2)	49,575	15,250
Tax Fees(3)	333,133	212,587
All other Fees(4)	5,300	3,900
Total	$1,626,174	$969,025

    As part of its required duties, the Audit Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees up to a certain amount, provided that the chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. During the year ended December 31, 2008, all services and fees, audit and non-audit related, were approved or ratified by the Audit Committee.

(1)  Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)  During 2007, audit-related fees principally included consulting fees related to our compliance with Section 404 of the Sarbanes-Oxley Act and for professional services, provided in connection with our registered public offering completed in October 2007.  During 2008, audit-related fees principally include consulting fees related to the transitional agreement with Stephen Garcia, our former Chief Financial Officer and consulting fees related to preparation of our 2008 Proxy Statement.

(3)  For the years ended December 31, 2007 and 2008, tax fees principally included tax compliance fees of $170,250 and $120,968, respectively, and tax advice and tax planning fees of $162,883 and $91,619, respectively.

(4)  For the years ended December 31, 2007 and 2008, all other fees principally included license fees for accounting research tools.

CORPORATE GOVERNANCE

Board Independence

    Various rules and regulations require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended, applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and applicable rules and regulations of the Nasdaq Global Market (“Nasdaq”). Our Board has reviewed the relationships between us and each board member (and each such director’s immediate family members).  Based on its review, our Board has affirmatively determined that none of Messrs. Grant, Badie, Duerden and Hummel had any relationship with us other than as a director and each was “independent” within the foregoing independence standards as of December 31, 2008.  As of the date of this Proxy Statement, none of our directors, including Messrs. Fitzgibbons and Bartholdson, had any relationship with us other than as a director and each is “independent” based on the foregoing standards.

    Under applicable SEC and Nasdaq rules, the existence of certain "related party" transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, the Board is required to consider whether there are other transactions, arrangements or relationships, even if not specifically disclosable under the SEC rules, that might impact a director's ability to exercise independent judgment on behalf of the Company. Our Board has determined that, as of the date of this Proxy Statement, there were no such transactions, arrangements or relationships with respect to any of its directors.

    Our Board has also determined that each member of the Audit Committee, the Nominating Committee and the Compensation Committee, respectively, is “independent” under the applicable listing standards of Nasdaq and, with respect to members of the Audit Committee, the Audit Committee requirements of the SEC.  None of the members of these committees is an officer, employee or former employee of us or any of our subsidiaries.

Board Meetings

    Our business and affairs are managed under the direction of our Board.  The Company's Board met eleven times during 2008 and action was taken via unanimous written consent two times. During 2008, each member of the Board attended 75% or more of the total number of meetings held.  Directors are also kept informed of our business through personal meetings and other communications, including considerable telephone contact by management with the Chairmen of our Board and Committees and others regarding matters of interest and concern to us and our stockholders.

    Last year, all of our directors attended our Annual Meeting.  Although we have no formal policy, we encourage all directors to attend our annual stockholder meetings.

Board Committees

    Our Board has standing Audit, Compensation and Nominating Committees.  Our Board has reviewed, assessed the adequacy of, and approved a formal written charter for each of these committees, each of which is available on the Corporate Governance section of our website at www.obagi.com. Our stockholders may also request a copy of any of the charters of these committees by writing to Obagi Medical Products, Inc., Attn: Secretary, 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806.

    Audit Committee. The Audit Committee currently consists of Messrs. Grant (Chairman), Badie and Hummel. Our Board has determined that Messrs. Grant , Badie and Hummel are independent directors and meet the eligibility standards for Audit Committee service under the Nasdaq rules. The Board has determined that Mr. Grant qualifies as an "audit committee financial expert" as defined by the rules of the SEC.  The Audit Committee met seven times during 2008 and each member of the Audit Committee attended at least 75% of the total meetings held.

    Pursuant to the charter for the Audit Committee, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. Our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee, among other things:

•	Appoints and approves the compensation of the independent registered public accounting firm to serve as our auditor;

•	Oversees the work of the independent auditor, including the annual audit;

•	Evaluates the performance of the independent auditor, and if so determined by the Audit Committee, replaces the independent auditor;

•
Ensures the receipt of, and evaluates, written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence;

•
Discusses with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications, and adopted by the PCAOB;

•
Meets, reviews and discusses with management and the auditors separately and together regarding the scope of the audit, significant accounting issues encountered and the adequacy of internal control over financial reporting;

•	Reviews and discusses with management and the auditors the auditor’s report on internal control over financial reporting and any management letters received by us;

•	Meets quarterly and annually with management and the auditors to review our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

•	Reviews and assesses the charter at least annually, provides minutes of committee meetings and prepares the report to be included in the proxy statement each year.

    The report of the Audit Committee is on page 26 of this Proxy Statement.

    Compensation Committee. The Compensation Committee currently consists of Messrs. Badie (Chairman), Hummel, and Grant. The Board has determined that Messrs. Badie, Hummel and Grant are independent under the Nasdaq rules.  The Compensation Committee met seven times and took action via unanimous written consent one time during 2008 and each member of the Compensation Committee attended at least 75% of the total meetings held.   The Compensation Committee:

•	Has exclusive authority to determine the amount and form of compensation paid to our Chief Executive Officer and reviews, at least annually, our Chief Executive Officer’s performance;

•	Oversees our overall compensation structure, policies and practices, and assesses whether our compensation structure establishes appropriate incentives for management and employees;

•	Administers our incentive-compensation and equity-based compensation plans;

•	Reviews and approves corporate goals and objectives relevant to the compensation of other executives, officers, employees, consultants and advisors; and

•
Reviews and assesses the charter periodically, prepares minutes of committee meetings and prepares the report to be included in the proxy statement on executive compensation and our compensation discussion and analysis each year.

    The Compensation Committee may delegate its authority to set the compensation of non-officer employees and consultants to management and other appropriate Company supervisory personnel. The Chief Executive Officer makes recommendations to the Compensation Committee regarding appropriate goals and objectives relevant to the compensation and performance of the other members of the executive management team (“executives”).

    The Compensation Committee has the authority to select and engage, at our expense, such outside consultants, legal counsel and other advisors as it determines necessary and advisable to assist it in the performance of its functions, including the sole authority to retain and terminate any compensation consultant and to approve the consultant's fees and other retention terms. In November 2007, the Compensation Committee retained a national executive compensation consultant firm, the Compensation Venture Group, Inc. (“CVG”).  When the principal consultant from CVG joined another consulting firm, the Compensation Committee then engaged that firm, Buck Consultants, to provide executive compensation consulting services.  To date, the Compensation Committee has not retained any other outside consultants, but has from time to time retained outside legal counsel.

    For further discussion regarding the Compensation Committee's role in compensation of our executives, see "Compensation Discussion and Analysis" below.  The report of the Compensation Committee is on page 25 of this Proxy Statement.

Nominating Committee. The Nominating Committee currently consists of Messrs. Hummel (Chairman), Badie and Duerden. Messrs. Hummel, Badie and Duerden are independent directors under the Nasdaq rules.  The Nominating Committee met once in 2008 and all of the members of the committee attended that meeting. The Nominating Committee, among other things:

•	Selects and evaluates additional individuals for appointment to the Board;

•	Identifies, evaluates and recommends directors for appointment to its committees;

•	Prepares and recommends corporate governance guidelines for approval by our Board;

•	Prepares and recommends, and from time to time assesses, our Code of Ethics and Code of Conduct;

•	Reviews the committee’s charter at least annually;

•	Provides recommendations to our Board on matters regarding management succession; and

•	Conducts an annual review and evaluation of the performance of the Board.

Non-Employee Directors’ Compensation

    Our Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is our Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our Board and our stockholders. As an employee director, Mr. Carlson does not receive additional compensation for board service. For more information on non-employee director compensation, see the “Summary Compensation Table” beginning on page 20 of this Proxy Statement.

Communications With Directors

    Complaints regarding our accounting, internal accounting controls or auditing matters can either be reported directly to the Chief Financial Officer or the Chairman of the Audit Committee by writing to Obagi Medical Products, Inc., Attn: General Counsel or the Chairman of the Audit Committee, 3760 Kilroy Airport Way, Suite 500, Long Beach, California, 90806, or submitted through our confidential and anonymous electronic and phone hotline administered by a third party by visiting our website at www.obagi.com or calling (800) 792-8089.

Director Nominations

    Criteria for Board Membership. In selecting candidates for appointment or re-election to the Board, the Nominating Committee considers the appropriate balance of experience, skills and characteristics required of our Board, and seeks to insure that at least a majority of the directors will be independent under the Nasdaq rules, and that members of our Audit Committee meet the financial literacy and sophistication requirements under the Nasdaq rules and at least one of them qualifies as an "audit committee financial expert" under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to board duties.

    Stockholder Nominees. The Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in a proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the our Bylaws and under the caption, "Stockholder Proposals for 2010 Annual Meeting" on page 27 of this Proxy Statement.

    Process for Identifying and Evaluating Nominees. The Nominating Committee believes the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating Committee will re-nominate incumbent directors who continue to be qualified for service on our Board and are willing to continue as directors.  If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our executives and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate's qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Nominating Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate. To date, the Nominating Committee has not retained any outside consultants, legal counsel and other advisors.

    The Company has never received a proposal from a stockholder to nominate a director. Although the Nominating Committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

    Board Nominees for the 2009 Annual Meeting. All of the nominees listed in this Proxy Statement are current directors standing for re-election by our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs.  Badie, Hummel and Grant served on the Compensation Committee during the year ended December 31, 2008. None of these directors are, or has ever been, an officer or employee of the Company or any of its subsidiaries. None of these directors had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K—Certain Relationships and Related Transactions.  During the year ended December 31, 2008, none of our executives served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, whose executives also served on our Compensation Committee or Board .  No interlocking relationship exists, or in the past fiscal year existed, between any member of our Compensation Committee and any member of any other company's board of directors or compensation committee.

 CODE OF ETHICS

    The Company has adopted a Code of Ethics that applies to all executives and employees, including its principal executive officer, principal financial officer and controller. Any material changes made to the Code of Ethics or any waivers granted to any of our directors and executives will be publicly disclosed by the filing of a Current Report on Form 8-K within four business days of such material change or waiver. A copy of our Code of Ethics is available on our website at www.obagi.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

    The following table sets forth information regarding ownership of the common stock as of the record date of April 21, 2009 or earlier date for information based on filings with the SEC by (a) each person known to the Company to own more than 5% of the outstanding shares of the common stock, (b) each director and nominee for director of the Company, (c) the Company's “Named Executive Officers,” which includes the Company’s Chief Executive Officer, Chief Financial Officer, and the Company's other two executives, appearing later in this Proxy Statement and (d) all directors and Named Executive Officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Five percent stockholders:
Stonington Capital Appreciation 1994 Fund, L.P.(3) 600 Madison Avenue New York, NY 10022	4,722,285	21.4%
Zein and Samar Obagi Family Trust(4) 270 N. Canon Drive Beverly Hills, CA 90210	2,138,767	9.7%
Visium Asset Management, LP(5) 950 Third Avenue New York, NY 10022	1,245,537	5.7%
Royce & Associates, LLC(6) 1414 Avenue of the Americas New York, NY 10019	1,170,767	5.3%
Named Executive Officers and Directors:
Steven R. Carlson(7)	400,542	1.8%
Preston S. Romm(8)	0
David S. Goldstein(9)	126,252	*
Laura B. Hunter (10)	0
Ronald P. Badie(11)	7,019	*
John A. Bartholdson(11)(12)	6,020	*
John H. Duerden(13)	3,493	*
Albert J. Fitzgibbons III(11)(12)	6,020	*
Edward A. Grant(11)	9,269	*
Albert F. Hummel(11)	9,269	*
All officers and directors as a group (10 persons)(12)(14)	567,884	2.5%

 *  Less than 1%.

(1)  Unless otherwise indicated, the address of each of the named individuals is c/o Obagi Medical Products, Inc., 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806.

(2)  Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 21, 2009.  Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.  Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

(3)  Stonington Capital Appreciation 1994 Fund, L.P., or the Stonington Fund, is the record holder of 4,722,285 shares of common stock. The Stonington Fund is a Delaware limited partnership whose limited partners consist of certain institutional investors, formed to invest in corporate acquisitions organized by Stonington Partners, Inc. Stonington Partners, L.P., a Delaware limited partnership, is the general partner in the Stonington Fund with a 1% economic interest. Except for such economic interest, Stonington Partners, L.P. disclaims beneficial ownership of the shares set forth above. Stonington Partners, Inc. II is the general partner of, with a 1% interest in, Stonington Partners, L.P. Except for such economic interests, Stonington Partners, Inc. II disclaims beneficial ownership of the shares set forth above. Pursuant to a management agreement with the Stonington Fund, Stonington Partners, Inc. has full discretionary authority with respect to the investments of the Stonington Fund, including the authority to make and dispose of such investments. Furthermore, Stonington Partners, Inc. has a 1% economic interest in Stonington Partners, L.P. Stonington Partners, Inc. disclaims beneficial ownership of the shares set forth above. Messrs. Bartholdson and Fitzgibbons, together with James J. Burke, Bradley J. Hoecker and Alexis P. Michas, serve on the board of directors of Stonington Partners, Inc., which has voting and dispositive authority for the Stonington Fund. The address for each of the entities listed in this footnote, as well as Stonington management included in the table above, is c/o Stonington Partners, Inc., 600 Madison Avenue, New York, NY 10022.  Information regarding these shares is based on the Schedule 13G filed by the Stonington Fund with the SEC on February 12, 2008.

(4)  Dr. Zein Obagi, our former Executive Medical Director and former member of our Board, is Trustee of the Zein and Samar Obagi Family Trust.  As Trustee, Dr. Obagi holds sole voting and investment authority over these shares.

(5)  Information regarding these shares is based on the Schedule 13G filed by Visium Asset Management, LP (“VAM”) with the SEC on February 13, 2009. By virtue of its position as investment advisor to each of Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP, Visium Long Bias Offshore Fund, Ltd., VAM may be deemed to beneficially own the 1,245,537 shares of our common stock beneficially owned by Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP, Visium Long Bias Offshore Fund, Ltd. By virtue of his position as the principal of VAM and the sole managing member of VCM, Jacob Gottlieb may be deemed to beneficially own the 1,245,537 shares of our common stock beneficially owned by VAM.

(6)  Information regarding these shares is based on the Schedule 13G filed by Royce & Associates, LLC with the SEC on January 27, 2009. These securities reported herein are beneficially owned by one or more open end investment companies or other managed accounts which are advised by North Pointe Capital, LLC, a registered investment advisor.

(7)  Includes 790 shares of common stock purchased by Mr. Carlson's wife. Remaining amount are shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 21, 2009.  Also includes 10,000 shares of restricted stock units which are no longer subject to forfeiture fifteen months from February 27, 2008, the date of grant.

(8)  Mr. Romm joined the Company on July 1, 2008.

(9)  Includes 97,085 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 21, 2009.  Also includes 7,500 shares of restricted stock units which are no longer subject to forfeiture fifteen months from February 27, 2008, the date of grant.

(10) Ms. Hunter joined the Company on September 3, 2008.

(11) Includes 3,457 shares of restricted stock that fully vest on June 10, 2009.

(12) Excludes shares held by the Stonington Fund of which Mr. Fitzgibbons and Mr. Bartholdson may be deemed to be beneficial owners as a result of their ownership of Stonington Partners, L.P. Mr. Fitzgibbons and Mr. Bartholdson disclaim beneficial ownership in these shares.

(13) Includes 1,714 shares of restricted stock that fully vest on June 10, 2009.

(14) Includes 493,504 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 21, 2009.  Also includes 17,500 shares of restricted stock units which are no longer subject to forfeiture fifteen months from February 27, 2008, the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Zein E. Obagi, M.D. and affiliated parties

2006 Agreement

    On June 29, 2006, we entered into a five year agreement (the “2006 Agreement”) with Zein Obagi, M.D., our former executive medical director and Board member and currently one of our principal stockholders, Zein E. Obagi, MD Inc., Samar Obagi, the Zein and Samar Obagi Family Trust and Skin Health Properties, Inc. The 2006 Agreement provides that Dr. Obagi (and his affiliates that entered into the agreement, including Zein E. Obagi, MD Inc., collectively "Obagi Inc.") and/or Skin Health Properties (an entity controlled by Dr. Obagi and his affiliates) will promote and provide services to support the marketing of our products, including the oversight of property we are leasing in Beverly Hills, California. Additionally, Dr. Obagi (and his affiliates that entered into the agreement) will be available to advise and assist us in the formulation and clinical testing of new products on a retainer basis, and he will also provide training and/or education seminars on a fee basis and participate in at least one clinical study per year. We have agreed to pay Obagi Inc. an annual retainer of $570,000 for the advising and formulating services and the marketing and support services described above, as well as for Dr. Obagi's agreement, at our request, to chair an annual symposium and up to two clinical advisory meetings per year. In addition, we paid Obagi Inc. an annual fee of $200,000 for the first two years of the 2006 Agreement for the development of certain products. At the end of the two years, we had an option to continue marketing these products which we did not exercise.   We will also pay Obagi Inc. royalty fees for developing other products identified in the 2006 agreement equal to 5% of our net revenues from sales of those products; to date we have not exercised the option for any such products and do not pay any royalty fees to Obagi Inc. We have agreed to pay the following additional fees and expenses for services under the 2006 Agreement:

•
$5,000 per day for each day of training and education seminars for services provided for us by Dr. Obagi on behalf of Obagi Inc. outside of Dr. Obagi's practice and $2,500 per day for each day of training and education seminars for services provided for us by Dr. Obagi on behalf of Obagi Inc. within Dr. Obagi's practice;

•	$2,500 per patient completed for clinical studies of our products in which Dr. Obagi participates for clinical testing of products not already covered by the agreement;

•	Reimbursement of travel expenses to and from training seminars; and

•	50% of all invoiced commercially reasonable marketing design and development expenses associated with the opening of the property in Beverly Hills, up to $100,000.

    Under the 2006 Agreement, during the year ended December 31, 2006, we paid or accrued the following payables to Obagi Inc.: (a) $285,000 in retainer fees, (b) $100,000 in fees for the development of certain products; and (c) $80,000 in marketing design and development expenses associated with the opening of the Beverly Hills property.  During the year ended December 31, 2007, we paid or accrued the following payables to Obagi Inc.: (a) $570,000 in retainer fees; and (b) $200,000 in fees for development of certain products. During the year ended December 31, 2008, we paid or accrued the following payables to Obagi Inc.: (a) $600,013 in retainer fees; and (b) $100,002 in fees for development of certain products.  We have also agreed to indemnify Dr. Obagi and his affiliates for any claims against our products, or any claims arising out of our acts or omissions or any breach of warranties given by us in the 2006 Agreement.

    Under the 2006 Agreement, we have been granted a perpetual, royalty-free, non-exclusive license to all accounts, customer lists and other customer information and data (subject to Federal and State privacy laws) regarding Obagi Inc.'s customers, as well as a non-exclusive license to use and reproduce the marketing materials produced by Obagi Inc. and/or Skin Health Properties. We granted to Obagi Inc. and/or Skin Health Properties a limited, non-exclusive, irrevocable license for the use of certain of our trademarks, including the Obagi name, as well as a non-exclusive license to use and reproduce the marketing materials designated by us from time to time for the promotion and marketing services being provided under the 2006 Agreement.

    Under the 2006 Agreement, the maximum discount that we provide to independent third-party physicians in the United States will apply to all products distributed by us that are supplied by us to Obagi Inc. and/or Skin Health Properties in connection with the promotion and marketing services under the agreement, as well as those supplied to Obagi Inc. in connection with Dr. Obagi's practice within the United States.

    Unless otherwise terminated in accordance with its terms, the 2006 Agreement's initial term is five years, ending in June 2011, and it may be renewed for additional terms upon the mutual consent of the parties upon six months' written notice prior to the end of the initial term.

2006 Separation, release and non-compete agreement
    In connection with the 2006 Agreement with Dr. Obagi described above, we entered into a separation and release agreement (the “Separation Agreement”) with Dr. Obagi effective as of June 29, 2006. Under the Separation Agreement, Dr. Obagi agreed to voluntarily resign as an employee and director. Additionally, in connection with the Separation Agreement, we made a lump sum severance payment to Dr. Obagi in the amount of $368,057. As part of the Separation Agreement, Dr. Obagi has also agreed to certain non-competition and non-solicitation restrictions. Dr. Obagi's obligations pursuant to this Separation Agreement survive for a period of five years from the execution date of the Separation Agreement.

2006 Lease agreement and letter agreement

    In connection with the 2006 Agreement with Dr. Obagi described above, we entered into a lease agreement (“lease”) for the Beverly Hills property described above and a letter agreement with Skin Health Properties (an entity controlled by Dr. Obagi and his affiliates) as landlord dated June 29, 2006. The lease has a term of five years beginning August 1, 2006 and can be extended or terminated earlier under the terms of the lease. All amounts under the lease have been fully paid.

    The letter agreement in connection with the lease with Skin Health Properties relates to leasehold improvements and prepayment of rent. Under the letter agreement, Skin Health Properties acknowledges that we have paid approximately $2.2 million in respect of leasehold improvements and prepaid rent under the lease and we will not be required to pay any additional amounts for leasehold improvements or rent.

    On January 9, 2008, we entered into an Assignment Agreement with ZSO, LP, an affiliate of Dr. Obagi, whereby the Company assigned its rights under a construction contract associated with the Company's leased space for its marketing and training center. In conjunction with the Assignment Agreement, we also entered into an Indemnification Agreement with Dr. Obagi, and his affiliates, Zein E. Obagi, M.D., Inc., Samar Obagi, the Zein and Samar Obagi Family Trust, Skin Health Properties, Inc., and ZSO, LP, which provided for approximately $340,000 to be placed in escrow in exchange for an indemnification for any liability arising from the underlying construction contract.  Under the terms of the 2006 letter agreement, Skin Health Properties is required to reimburse us a corresponding amount since it exceeds the maximum amount we were required to pay for leasehold improvements.

Agreements with Cellogique Corporation

    On November 10, 2005, we entered into a Distribution Agreement with Cellogique Corporation, a corporation then controlled by Dr. Obagi. We amended this agreement on October 23, 2006. The agreement grants Cellogique Corporation the exclusive right to promote, market, sell, distribute and sub-distribute certain specified products to customers within the Middle East. The contract includes a product discount of 12.5% off of distributors' base price for investments already made in high-end medical centers and/or retail shops servicing each country in which Cellogique Corporation has customers. The agreement is for a term of 12 years effective January 1, 2006.  As of March 20, 2009, Dr. Obagi no longer had any ownership interest in Cellogique Corporation.  We sold Cellogique $2,414,122 in products in 2008.

Agreements with Obagi Dermatology – San Gabriel Annex, Inc.

    On September 23, 1997, we entered into a distributorship agreement with Obagi Dermatology – San Gabriel Annex, Inc. (“SGA”), formerly Chinese Obagi Corporation controlled by Dr. Obagi. The agreement granted SGA exclusive rights as our distributor in certain U.S. territories targeted to Chinese populations. Under these agreements, SGA receives the maximum discount offered to our unrelated customers on our products. The agreement had an initial one-year term, and has been automatically renewed annually under the terms of the agreement. We sold SGA $199,097 in products in 2008.

    Dr. Obagi owns his own clinic and is a 75% owner of SGA and was a 75% owner of Cellogique (until he sold his interest as of March 20, 2009), all of which purchase our products. We sold Dr. Obagi, SGA and Cellogique $2,947,122 in products in 2008.

Policies and Procedures for Reviewing, Approving or Ratifying Related Party Transactions

    All future related party transactions must be submitted to the Audit Committee for review, approval or ratification in advance. The Audit Committee shall hold an in-person or telephonic meeting to determine the disposition of each proposed related party transaction.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and SEC rules, the Company's directors, Named Executive Officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC.  Based solely on its review of copies of these reports and representations of such reporting persons, we believe that during the year ended December 31, 2008, such SEC filing requirements were satisfied.

EXECUTIVES

    Preston S. Romm has served as our Chief Financial Officer and Executive Vice President, Finance, Operations and Administration since July 1, 2008.  From 2006 to 2008, Mr. Romm served as Chief Financial Officer for Iomega Corporation, which completed its sale to EMC Corporation in 2008. At Iomega, he was responsible for all administrative functions including finance, SEC compliance, treasury, investor relations and information systems. Mr. Romm's extensive public company financial experience includes serving as the CFO of Dot Hill Systems from 1999 to 2006, Verteq, Inc., a privately held company, from 1997 to 1999, and STM Wireless, Inc. from 1994 to 1997, and he was Chief Accounting Officer of MTI Technology from 1990 to 1994. Mr. Romm began his career at the CPA firm of Schmidt & Co., and has also held management positions at Unisys and McDonnell Douglas. He holds a B.S. in Accounting from the University of Maryland and an M.B.A. from American University. Mr. Romm currently serves as a member of the board of directors of Netlist where he is chairman of the Audit Committee and a member of the nominating and governance committees.

    David S. Goldstein has served as our Executive Vice President, Global Sales and Field Marketing since January 2004. He joined us as director of sales for the United States in October 1999. From 1991 to 1999, Mr. Goldstein served in sales management positions for Allergan. Prior to that, Mr. Goldstein worked with Johnson & Johnson, where he served in various sales positions with a particular focus on dermatology products such as Retin-A. Prior to beginning his career in sales, Mr. Goldstein served for four years in the United States Marine Corps, earning a Navy Commendation of Meritorious service. Mr. Goldstein received his B.S. in economics and M.B.A. from National University of San Diego.

    Laura B. Hunter has served as our Vice President, General Counsel and Secretary since September 2008.  Prior to joining us, for five years, Ms. Hunter was the President of The LB Hunter Group, a strategic business and legal consulting firm providing business advisory and legal services primarily to companies in the medical device, products and services, healthcare information technology and other segments of the healthcare industry.  From 1987 to 2003, Ms. Hunter was a practicing lawyer, most recently with the law firm of Brobeck, Phleger & Harrison LLP where she was a partner from 1995 until her departure, and during a portion of which time, she was co-chair of the firm’s life sciences practice and managing partner of the firm’s Orange County, California Business & Technology Group.  Ms. Hunter received her B.B.A. from the University of San Diego and her Juris Doctor degree from the University of California at Davis.

    There are no family relationships among any of the Company's directors or these officers (the "Named Executive Officers").

COMPENSATION DISCUSSION AND ANALYSIS

    The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

    This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Named Executive Officers, which consist of our Chairman of the Board and Chief Executive Officer, our Executive Vice President, Finance and Administration and Chief Executive Officer, Mr. Goldstein and Ms. Hunter, as well as our other executives as determined under the rules of the SEC.

Overview of the Compensation Program

    The Compensation Committee of our Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. One of the objectives of our Compensation Committee is to ensure that the total compensation paid to all of our executives, including the Named Executive Officers, is fair, reasonable and competitive.  In early 2009, given the challenging economic conditions in the United States and around the world, the Compensation Committee ratified management’s recommendation that merit increases for our employees generally be delayed until at least July 2009 and may not be approved at all.  The Compensation Committee also left the target bonus levels for our executives unchanged. Furthermore, and in light of the fact that we did not achieve our revenues or adjusted earnings targets in 2008, no bonus payouts were made to any of our employees or our executives, including the Named Executive Officers.  For 2009, the Compensation Committee has determined to continue to use the same performance measures relating to bonus payouts: revenues and adjusted earnings, although the target threshold amounts for bonus eligibility have been lowered.  See “Annual Bonus” on page 18 of this Proxy Statement.

Compensation Goals and Philosophy

    The primary goals of our Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated management team possible, motivate them to achieve our specific annual, long-term and strategic goals, and align their interests with those of the stockholders by rewarding performance meeting and exceeding established goals, with the ultimate objective of improving stockholder value. Our Compensation Committee evaluated individual executive performance with a goal of setting compensation at levels the committee believes are appropriate taking into account the responsibility and performance of, and compensation paid to, other executives of the Company and to executive officers at comparable companies. To that end, our Compensation Committee believes executive compensation packages provided by us to our executives, including the Named Executive Officers, should include both cash and stock-based compensation.

    Historically, our Compensation Committee did not retain a compensation consultant to review our policies and procedures with respect to executive compensation. Instead, our Compensation Committee conducted an annual review of the aggregate level of our executive compensation and compared the responsibilities and performance of each of our executives. Our Compensation Committee sought to align each element of compensation for each executive with that of his or her peer within our executive team based upon the level of responsibilities of, and performance by, each executive and management gathered information concerning the compensation paid to executives at what they considered to be comparable public companies and provided such information to our Compensation Committee.  In November 2007, our Compensation Committee retained a national executive compensation consultant firm, CVG to assist the committee in comparing our executive compensation packages to that of our peers.

    In early 2008, when our primary consultant left CVG to join Buck Consultants, the Compensation Committee thereafter engaged Buck Consultants to assist the Compensation Committee in its duties including to provide advice regarding industry trends relating to the form and amount of compensation provided to executives by companies with which we compete for executive talent. The compensation consultant consists of a specific group within Buck Consultants that does no work for us other than its work for the Compensation Committee and reports directly to the Compensation Committee through its chairperson. The Compensation Committee retains the right to terminate or replace the compensation consultant at any time.

    In 2008, the compensation consultant provided the Compensation Committee with:

•	Market survey data;

•	Advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards, executive benefits and perquisites and severance benefits;

•
A comprehensive review of our executive compensation strategy, including reviewing the peer group companies relative compensation and the criteria for selecting peers that was used in preparing this Proxy Statement, as well as advising on our short- and long-term compensation incentives, our equity compensation strategy and preparation of our annual stock-based compensation guidelines; and

•	Support for the preparation of our disclosure in this Proxy Statement of peer group data (excluding compensation related data relative to the designated peer group).

Direct Peer Group

    Our Compensation Committee selected the following 16 companies consisting of our direct competitors having comparable revenue and net income and similar sales and marketing initiatives as our Company based on the 2008 data compiled by Buck Consultants:

• Adams Respiratory Therapeutics • Bare Escentuals Inc. • Barrier Therapeutics Inc.* • Bradley Phramaceutical* • Caraco Pharmaceutical Labs	• Dusa Pharmaceuticals Inc. • Emergent Biosolutions Inc. • Enzon Pharmaceuticals Inc. • ICU Medical Inc. • Lifecell Corp.* • Medicines Co.	• Medicis Pharmaceutical Corp. • Mentor Corp.* • QLT Inc. • Salix Pharmaceuticals Ltd. • United Therapeutics Corp.

*  Acquired or no longer in business

    After reviewing the market data from the direct peer group, our Compensation Committee decided to assess and validate such information and ensure that it had a sense of the entire market, so it selected the 85 companies set forth below as a second peer group, consisting of a broader range of companies with comparable revenue and net income as our Company:

Revenue Peer Group

• Acme Packet Inc.
• Advent Software Inc.
• Advocat Inc.
• Aerovironment Inc.
• AFC Enterprises Inc.
• Allbritton
        Communications Co.
• Ambassadors Group Inc.
• American Oriental Bioengr
• American Science Engineering
• Aristotle Corp.
• Aspect Medical Systems Inc.
• Aspreva
        Pharmaceuticals Corp.
• AT Road Inc.
• Atlantic Tele Network Inc.
• Authorize.Net Holdings Inc.
• Barry (RG) Corp.
• Blackbaud Inc.
• Caraco Pharmaceutical Labs
• China Bak Battery Inc.
• Cirrus Logic Inc.
• Coeur D'Alene Mines Corp.
• Cogent Inc.
• Commvault Systems Inc.
• Concur Technologies Inc.
• Connectics Corp.
• CT Communications Inc.
• Cybex International Inc.
• Digital Insight Corp.
• DSP Group Inc.

• Eagle Bulk Shipping Inc.
• Eagle Test Systems Inc.
• Emcore Corp.
• Emergent Biosolutions Inc.
• Enstar Group Ltd.
• Enzon Pharmaceuticals Inc.
• Epiq Systems Inc.
• Genco Shipping & Trading
• Globalstar Inc.
• Golden Star Resources Ltd.
• Hecla Mining Co.
• Heelys Inc.
• Helix Technology Corp.
• Hittite Microwave Corp.
• Iconix Brand Group, Inc.
• ICU Medical Inc.
• Illumina Inc.
• Imergent Inc.
• Immucor Inc.
• Intralase Corp.
• IPG Photonics Corp.
• ITC Holdings Corp.
• J2 Global
        Communications Inc.
• Laserscope
• LHC Group Inc.
• Liberty Corp.
• Lifecell Corp.*
• Medicines Co.
• Monarch Casino &
        Resort Inc.

• Net 1 UEPS Technologies Inc.
• NL Industries
• North Pittsburgh Systems
• Optimal Group Inc.
• Palomar Med
        Technologies Inc.
• Quality Systems Inc.
• Quidel Corp.
• Salix Pharmaceuticals Ltd.
• Silverleaf Resorts Inc.
• Sina Corp.
• SJW Corp.
• Sohu.Com Inc.
• Spanish Broadcasting
        Systems Inc.
• Supertex Inc.
• Talx Corp.
• Techne Corp.
• Tassera Technologies Inc.
• True Religion Apparel Inc.
• United Therapeutics Corp.
• Value Line Inc.
• Viropharma Inc.
• Visx Inc.
• Vital Signs Inc.
• Volcom Inc.
• Websense Inc.
• Weyco Group Inc.
• Wheeling Island Gaming Inc.

 *  Acquired or no longer in business

    Our Compensation Committee believes that this diverse group of companies set an appropriate standard against which to measure the compensation packages awarded to our executives.  During the year ended December 31, 2008, our Compensation Committee used these peer companies as a guideline when determining the compensation to our executives in 2008.  Our Compensation Committee targeted approximately the sixty-fifth percentile of the compensation paid to the comparable executives of these companies.  Our Compensation Committee chose to target the sixty-fifth percentile because successful execution of our Company’s business plan requires a small number of executives with superior skills and our Compensation Committee believes that using the sixty-fifth percentile will give us a competitive advantage over the companies we compete with by allowing us to attract and retain the most talented and dedicated executives possible.

    For this Proxy Statement, Buck Consultants did not provide a comparison of these peer group companies’ relative compensation data for 2008.  Since all of these companies have not yet reported year end compensation data and many have been acquired since preparation of the 2008 report, our consultant advised the Compensation Committee that given the current economic conditions, piecemeal comparisons would be of little value and could be misleading.  Therefore, the 2007 compensation data used in determining the 2008 peer groups was used in evaluating our executives’ compensation for 2008.  Once all compensation data for 2008 is available, Buck Consultants will work with our Compensation Committee to develop revised peer group data for 2009.

Role of Executives in Compensation Decisions

    Our Compensation Committee makes all of the decisions regarding compensation for our executives, including the Named Executive Officers and approves recommendations regarding equity awards to all of such individuals. Decisions regarding non-equity compensation of other employees are made by Steven R. Carlson, our Chief Executive Officer, within the framework established by our Compensation Committee.

    The performance of Mr. Carlson is reviewed by our Compensation Committee, after asking Mr. Carlson to provide his view concerning his performance. Mr. Carlson annually reviews the performance of each executive and the conclusions reached, and the recommendations made, by Mr. Carlson based on these reviews are presented to our Compensation Committee. Our Compensation Committee then discusses the reviews and recommendations presented by Mr. Carlson and discusses its own reviews of the performance of the executives. Our Compensation Committee thereafter exercises its discretion in deciding the compensation to be paid to each of these individuals.

Elements of Compensation

    To achieve the Compensation Committee's objectives, our compensation plan must serve three primary purposes. First, it must be competitive. In 2009, competitive means targeting total compensation, in the aggregate (i.e., including base pay, short-term incentives, long-term incentives and benefits) in a manner that is in line with the sixty-fifth percentile of comparable executive officers in the peer group identified above as an initial benchmark. Individual targets are equitably set on the same basis, compared to both peers and internal benchmarks. Secondly, it should provide compensation that varies based on our Company's performance and the individual performance of each executive. Third, it should align each participant's interests with our stockholders. The principal components of executive compensation consist of the following elements:

    Base Salary.     Base salaries are provided to our executives to compensate them for services rendered during the fiscal year. Base salaries for our executives are established based on the scope of their responsibilities and their individual performance. Generally, we believe that executive base salaries should be in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries after taking into account individual responsibilities, performance and experience. For 2008, this review occurred in the first quarter. At that time, our Compensation Committee increased Mr. Carlson's salary for 2008 to $500,000 after considering his individual performance and contributions, our overall financial performance and the relevant market data.  In addition, in February 2008, our Compensation Committee granted Mr. Goldstein a four percent increase in his base compensation from $284,000 to $295,360 because it determined that his base salary was below the levels of positions in companies comparable to our Company. In 2009, our Compensation Committee may work with Buck Consultants to evaluate the base salaries of our executives using the same criteria as it used for Mr. Goldstein. This evaluation may result in adjustments to our executives’ salaries in 2009.

    Annual Bonus.     In August 2007, our Compensation Committee approved the Obagi 2007 Performance Incentive Plan (“2007 Plan”), an incentive compensation program for fiscal year 2007 under our 2005 Stock Incentive Plan. The 2007 Plan was designed to motivate, retain and reward our employees based on the achievement of corporate revenue and adjusted EBIT (or earnings before interest and taxes adjusted to exclude the impact of non-cash charges relating to the issuance of equity instruments) objectives and individual objectives. Eligible participants under the 2007 Plan were full-time employees, including executives, who did not participate in sales or other variable incentive pay plans and were employed by us on December 31, 2007. The 2007 Plan superseded any bonus or incentive pay components in offer letters or employment agreements of 2007 Plan participants.

    In April 2008, our Compensation Committee approved the Obagi 2008 Performance Incentive Plan (“2008 Plan”), which is an incentive compensation program for fiscal year 2008 under the 2005 Stock Incentive Plan. It amends and restates and is the successor plan to the 2007 Plan. The 2008 Plan is also designed to motivate, retain and reward our employees based on the achievement of corporate revenue and adjusted EBIT objectives and individual objectives. Our Compensation Committee again established target revenue and adjusted EBIT objectives to be met under the 2008 Plan in order to be eligible to receive bonuses.  Those objectives proved to be aggressive under current economic conditions and were not met in the year ended December 31, 2008.  Therefore, no bonuses were awarded to our executives under the 2008 Plan for the year ended December 31, 2008. If 100% achievement of such target revenue and adjusted EBIT objectives had been met, the aggregate 2008 Plan pool would have been funded in the amount of $2,436,000. If the revenue and adjusted EBIT objectives were exceeded, an increased amount would have been funded to the 2008 Plan pool, up to 150% of the target 2008 Plan pool. Thirty percent of the 2008 Plan pool would have been related to the revenue objective and 70% of the 2008 Plan pool would have been related to the adjusted EBIT objective. For executives to have earned any bonuses under the 2008 Plan, we had to achieve at least 92.5% of the revenue objective and at least 92.5% of the adjusted EBIT objective.

    In the event that the revenue and adjusted EBIT objectives were sufficiently achieved to fund the 2008 Plan pool, the 2008 Plan participants would have been eligible to receive individual incentive awards as established by our Compensation Committee based on achievement of individual and in some cases Company objectives and paid out of the 2008 Plan pool. Our Compensation Committee established individual target bonus amounts calculated as a percentage of the participant's base salary. Eligible participants under the 2008 Plan were full-time employees, including executives, who did not participate in sales or other variable incentive pay plans and were employed by us on December 31, 2008. The 2008 Plan superseded any bonus or incentive pay components in offer letters or employment agreements of 2007 Plan participants.

    In March 2009, our Compensation Committee approved the Obagi 2009 Performance Incentive Plan (“2009 Plan”), which is an incentive compensation program for the year ending December 31, 2009 under the 2005 Stock Incentive Plan. It amends and restates and is the successor plan to the 2008 Plan. The 2009 Plan is once again designed to motivate, retain and reward our employees based on the achievement of corporate revenue and adjusted EBIT objectives and individual objectives.

    For 2009, in light of current conditions affecting the economy, our Compensation Committee revised the target revenue and adjusted EBIT objectives. Assuming 100% achievement of the target revenue and adjusted EBIT objectives, the aggregate 2009 Plan pool will be funded in the amount of $2,223,234, a decrease from the 2008 Plan's target of $2,436,000. If the revenue and adjusted EBIT objectives are exceeded, an increased amount will be funded to the 2009 Plan pool, up to 150% of the 2009 target Plan pool. Thirty percent of the 2009 Plan pool will relate to the revenue objective and 70% of the 2009 Plan pool will relate to the adjusted EBIT objective. For the 2009 Plan to be funded for executives to earn any bonuses, we must achieve at least 80.0% of the revenue objective and at least 80.0% of the adjusted EBIT objective.

    In the event that the revenue and adjusted EBIT objectives are sufficiently achieved to fund the 2009 Plan pool, the 2009 Plan participants may be eligible to receive individual incentive awards as established by our Compensation Committee based on achievement of individual and in some cases Company objectives. Such awards will be paid out of the 2009 Plan pool. Our Compensation Committee has established the following individual target bonus amounts calculated as a percentage of the participant's base salary for our Named Executive Officers.

Name and Title	Target as a Percentage of Base Salary	Target Bonus Amount
Steven R. Carlson, Chief Executive Officer and President	75%	$375,000
Preston S. Romm, Chief Financial Officer and Executive Vice President, Finance, Operations and Administration	60%	$192,000
David S. Goldstein, Executive Vice President, Global Sales and Field Marketing	50%	$147,680
Laura B. Hunter, Vice President, General Counsel and Secretary	40%	$104,000

    Eligible participants under the 2009 Plan are full-time employees, including executives, who do not participate in sales or other variable incentive pay plans and are employed by us on December 31, 2009.

    Long-Term Incentive Program.     We believe that positive long-term performance is achieved through an ownership culture that encourages such performance by our executives through the use of stock and stock-based awards.  Our stock compensation plans have been established to provide certain of our employees, including our executives, with incentives to help align those employees' interests with the interests of stockholders and to retain our executives. Our Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving our long term compensation goals. We have not adopted stock ownership guidelines and our stock compensation plans have provided the principal method for our executives to acquire equity interests in the Company.

    Options.     Our 2005 Stock Incentive Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Compensation Committee is the administrator of the stock option plan. Our Compensation Committee reviews and approves stock option awards to executives based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive's existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management, such as Mr. Carlson. Stock option grants are also made at the commencement of employment and, from time to time, following a significant change in job responsibilities or to meet other special retention or performance objectives. Stock options granted by us generally have an exercise price equal to the fair market value of our common stock on the day of grant (except in certain instances where grants to executives have a higher exercise price), typically vest 33% per annum based upon continued employment over a three-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, although we have not granted any incentive stock options under the 2005 Stock Incentive Plan to date.  Our 2005 Stock Incentive Plan contains an evergreen provision whereby the shares available for issuance under the plan increase annually in an amount equal to the lesser of 500,000 shares, 3% of the outstanding shares or an amount determined by the Compensation Committee.  Total shares authorized for issuance under the plan are 3,000,000 after taking into account the 500,000 share increase approved by the Compensation Committee in April 2009.

    In March 2009, our Compensation Committee, after considering the individual performance and contributions of the Named Executive Officers, our overall financial performance and relevant market data, the effect of market conditions on our stock price and tenure with the Company, approved stock option grants of 50,000, 50,000, 50,000 and 15,000, respectively, to Messr’s. Carlson, Romm, Goldstein and Ms. Hunter at an exercise price of 125% of the fair market value of our common stock on the date of grant. Thirty-three percent of such options will vest on the first anniversary of the option grant date, 33% on the second anniversary, and 33% on the third anniversary.  Other executives also received additional option grants at this time.

Stock Appreciation Rights.     Our 2005 Stock Incentive Plan authorizes us to grant stock appreciation rights, or SARs. A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. The base value of each SAR equals the value of our common stock on the date the SAR is granted.  Upon surrender of each SAR, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base price of the SAR.  SARs typically vest based upon continued employment on a pro-rata basis over a three-year period, and generally expire ten years after the date of grant.  Our Compensation Committee is the administrator of our stock appreciation rights plan. To date, no SARs have been awarded to any of our executives. We have the right to convert outstanding SARs into stock options.

    Restricted Stock and Restricted Stock Units.     Our 2005 Stock Incentive Plan authorizes the Compensation Committee to grant restricted stock and restricted stock units, subject to restrictions which lapse in installments or as our Compensation Committee deems appropriate. Shares of common stock that are subject to restrictions will be forfeited to and reacquired by us if the recipient's employment or service terminates prior to vesting.  While our Compensation Committee did award restricted stock units to our executives in early 2008 to ensure the management team’s continued commitment to increase stockholder value as well as in anticipation of competitive challenges faced in 2008, the Compensation Committee does not currently intend to make such awards on a regular basis.

    Performance awards, dividend equivalents, other stock grants and other stock-based awards.     Our 2005 Stock Incentive Plan authorizes the Compensation Committee to grant cash or stock performance awards based on the achievement of performance goals during performance periods established by the committee, dividend equivalents under which the participant is entitled to receive payments equal to the amount of cash dividends paid by us to holders of shares with respect to a number of shares determined by the committee, other stock grants and other stock-based awards.  To date, no such awards have been approved.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table set forth information for the years ended December 31, 2008, 2007 and 2006 concerning compensation earned for services rendered to our Company by the Named Executive Officers, as well as our former Chief Financial Officer:

Name and Principal Position	Year	Salary		Option Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Steven R. Carlson	2008	$483,353		—	—		$12,508	(2)	$495,861
Chief Executive Officer and President	2007	$415,000		$171,977	—		—		$586,977
	2006	$400,000		$7,166	$300,000		—		$707,166
Preston Romm	2008	$159,235	(3)	$50,613	$50,000	(4)	—		$259,848
Chief Financial Officer and Executive Vice President, Finance, Operations and Administration
David S. Goldstein	2008	$292,532		$137,714	—		$10,369	(2)	$440,615
Executive Vice President, Global Sales and Field Marketing	2007	$277,500		$93,806	—		$21,148	(5)	$392,454
	2006	$253,750		$3,909	$160,000		$39,278	(6)	$456,937
Laura Hunter	2008	$86,667	(7)	$16,610	$10,000	(8)	—		$113,277
Vice President, General Counsel and Secretary
Stephen Garcia	2008	$143,798	(9)	—	—		$319,742	(10)	$463,540
Former Chief Financial Officer	2007	$250,000		$93,806	—		$44,471	(11)	$388,277
	2006	$234,500		$3,909	$100,000		$12,363	(12)	$350,772

(1)  Amounts shown reflect the expense recognized by Obagi for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment" ("SFAS 123R") and do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 2 to Obagi's consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 13, 2009.  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)  Consists solely of matching contributions under our 401(k) plan.

(3)  Mr. Romm joined the Company on July 1, 2008.  Mr. Romm’s annual base salary is $320,000.

(4)  Pursuant to Mr. Romm’s employment agreement, he was entitled to a guaranteed bonus of $50,000 for 2008.  This bonus was paid during the three months ended March 31, 2009.

(5)  In recognition of Mr. Goldstein's outstanding achievements and his family's support of Mr. Goldstein during 2006, we awarded Mr. Goldstein's wife a watch and paid family vacation, valued at $15,835 after tax gross up. Mr. Goldstein also received matching contributions under our 401(k) plan.

(6)  Mr. Goldstein received a watch and a paid vacation as recognition of his outstanding achievement valued at $30,983 after tax gross up. He also received matching contributions under our 401(k) plan.

(7)  Ms. Hunter joined the Company on September 3, 2008.  Ms. Hunter’s annual base salary is $260,000.

(8)  Pursuant to Ms. Hunter’s employment agreement, she received a $10,000 signing bonus payable on December 31, 2008.

(9)  Mr. Garcia left the Company on July 15, 2008.  His annual base salary was $253,000.

(10)  Pursuant to Mr. Garcia’s transition agreement, he received $253,000 in severance to be paid over one year, of which $115,958 was paid in 2008.  In addition, upon Mr. Garcia’s departure, we paid him $27,002 in unused vacation pay.  Mr. Garcia also received matching contributions under our 401(k) plan.  During the year ended December 31, 2008, Mr. Garcia exercised stock options resulting in $23,784 in taxable income.

(11)  Mr. Garcia received a watch and paid vacation as recognition of his outstanding achievement valued at $39,472 after tax gross up.  He also received matching contributions under our 401(k) plan.

(12)  Mr. Garcia received matching contributions under our 401(k) plan and reimbursement for an interrupted vacation during our preparation for our initial public offering valued at $7,469 after tax gross up.

Grants of Plan-Based Awards

    The following table sets forth information regarding possible payouts under non-equity incentive plan awards to which our Named Executive Officers were entitled during 2008, none of which we paid:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)
Steven R. Carlson	April 8, 2008	$375,000	(1)
Preston S. Romm	April 8, 2008	$192,000	(2)
David S, Goldstein	April 8, 2008	$147,680	(3)
Laura B. Hunter	April 8, 2008	$104,000	(4)

(1)  Mr. Carlson's base salary is $500,000 and he is eligible for a discretionary cash bonus with a target of 75% of his base salary. The cash bonus for 2008 was based on overall financial performance of the Company and personal performance. Mr. Carlson did not receive a cash bonus for 2008.

(2) Mr. Romm joined the Company on July 1, 2008.  Mr. Romm's base salary is $320,000 and he is eligible for a discretionary cash bonus with a target of 60% of his base salary. The cash bonus for 2008 was based on overall financial performance of the Company and personal performance. However, pursuant to Mr. Romm’s employment agreement, Mr. Romm was entitled to a guaranteed bonus of $50,000 for 2008 which was approved for payment in 2009 and therefore not included in this table.  Mr. Romm did not receive any additional cash bonus amounts for 2008.

(3)  Mr. Goldstein's base salary is $295,360 and he is eligible for a discretionary cash bonus with a target of 50% of his base salary. The cash bonus for 2008 was based on overall financial performance of the Company and personal performance. Mr. Goldstein did not receive a cash bonus for 2008.

(4) Ms. Hunter joined the Company on September 3, 2008. Ms. Hunter’s base salary is $260,000 and she is eligible for a discretionary cash bonus with a target of 40% of her base salary. The cash bonus for 2008 was based on overall financial performance of the Company and personal performance. Ms. Hunter did not receive a cash bonus for 2008.  Ms. Hunter did receive a $10,000 signing bonus in connection with her employment.

Outstanding Equity Awards at Fiscal Year-End

    The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers at December 31, 2008:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date
Steven R. Carlson	208,334	—		$8.40	3/1/2015
	41,667	—		$10.80	10/31/2015
	41,667	—		$14.40	10/31/2015
	73,334	36,666	(1)	$11.00	12/13/2016
	—	225,000	(2)	$10.91	5/1/2018
Preston S. Romm	—	150,000	(3)	$10.00	7/1/2018
David S. Goldstein	417	—		$10.00	3/31/2011
	41,667	—		$8.40	3/1/2015
	8,334	—		$10.80	10/31/2015
	40,000	20,000	(1)	$11.00	12/13/2016
	—	20,000	(4)	$16.25	2/27/2018
	—	20,000	(5)	$10.91	5/1/2018
Laura B. Hunter	—	40,000	(6)	$9.45	9/3/2018

(1)  Options vest 1/3 each year on December 13, 2007, 2008 and 2009.

(2)  Options vest 11% on May 1, 2009, 22% on May 1, 2010, 33% on May 1, 2011, 22% on May 1, 2012 and 12% on May 1, 2013.

(3)  Options vest 1/3 each year on July 1, 2009, 2010 and 2011.

(4)  Options vest 1/3 each year on February 27, 2009, 2010 and 2011.

(5)  Options vest 1/3 each year on May 1, 2009, 2010 and 2011.

(6)  Options vest 1/3 each year on September 3, 2009, 2010 and 2011.

Option Exercises and Stock Vested

    The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers, and former Chief Financial Officer, during the year ended December 31, 2008:

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Steven R. Carlson	—	—
Preston S. Romm	—	—
David S. Goldstein	—	—
Laura B. Hunter	—	—
Stephen A. Garcia	12,500	$20,625

Employment Agreements and Potential Payments Upon Termination or Change In Control

    On August 10, 1999, we entered into an employment agreement with David S. Goldstein, our Executive Vice President Global Sales and Field Marketing. Under the agreement, Mr. Goldstein was entitled to a base salary of $110,000 per year subject to annual cost of living increases or such greater increase as may be approved by our Board. After adjustment and increases approved by our Board and Compensation Committee, since that time, Mr. Goldstein’s base salary is now $295,360.  Under the agreement, Mr. Goldstein was granted an option to purchase 5,000 shares of our common stock at a purchase price of $1.00 per share. Since that time, Mr. Goldstein has received several additional option grants.  In addition, on August 8, 2007, we entered into an amendment to the employment agreement with Mr. Goldstein pursuant to which the 2007 Plan, as described above, replaced and superseded our bonus and incentive plans that Mr. Goldstein was entitled to participate in prior to such amendment. The 2008 Plan described above amended, restated and is the successor plan to the 2007 Plan.

    Under the agreement, either Mr. Goldstein or we may terminate his employment at any time. If Mr. Goldstein is terminated for cause or terminates his own employment, he is entitled to no severance. Mr. Goldstein is also subject to a confidentiality covenant, a covenant not to solicit any employee to leave our employ during the term of the agreement and three years thereafter and a covenant not to compete with us during the same time period.  However, if Mr. Goldstein is terminated without cause, such covenants relating to competition with us lapse on the first anniversary of his termination.

    On March 1, 2005, we entered an employment agreement with Steven R. Carlson, our Chief Executive Officer. Under the agreement Mr. Carlson was entitled to a base salary of $300,000 per year or such greater amount as the Board or Compensation Committee thereof may determine. Mr. Carlson was also entitled to relocation assistance in the amount of $100,000. Under the agreement, Mr. Carlson was granted a non-qualified option to purchase 208,334 shares of our common stock at fair market value. The options vested annually over three years. In addition, on August 6, 2007, we entered into an amendment to the employment agreement with Mr. Carlson pursuant to which the 2007 Plan, as described above, replaced and superseded our bonus and incentive plans that Mr. Carlson was entitled to participate in prior to such amendment. The 2008 Plan described above amended, restated and is the successor plan to the 2007 Plan.

    On March 3, 2008, we entered into an amendment to the employment agreement (the “Amendment”) with Mr. Carlson, effective as of March 1, 2008. The Amendment increased Mr. Carlson's base salary to $500,000 per year or such greater amount as the Compensation Committee may from time to time determine; increased Mr. Carlson's annual bonus to up to 75% of his base salary based upon achievement of certain Company and individual targets; provided for a future grant of non-qualified options to purchase a total of an additional 225,000 shares of the Company's common stock, which vests over five years, at an exercise price of 125% of the fair market value of the Company's common stock on the date of the grant; and extended the term of Mr. Carlson's employment agreement until the occurrence of an event of termination.

    If Mr. Carlson's employment is terminated without cause, he will be entitled to 18 months of his base salary and if he elects to continue his health coverage under COBRA, we will pay Mr. Carlson's monthly premium as is consistent with senior executive COBRA coverage. If Mr. Carlson had been terminated without cause as of December 31, 2008, pursuant to the amendment described above, he would have received benefits worth $750,000 under the terms of this agreement. In addition, if Mr. Carlson's employment is terminated without cause, the vesting of his unvested options will be accelerated by 12 months. If Mr. Carlson's employment is terminated or if he terminates his employment due to a change in control, he will be entitled to the same severance benefits as above contingent upon his execution of a general release. Mr. Carlson is subject to a confidentiality covenant and a covenant not to solicit any employee to leave our employ during the term of the agreement and 18 months thereafter, and a covenant not to compete with us during the same period. If Mr. Carlson's employment terminated pursuant to a change in control, as defined in his employment agreement described above, as of December 31, 2008, Mr. Carlson would have received $750,000, payable in one lump sum.

    On June 18, 2008, we entered into an employment agreement with Preston S. Romm, our new Chief Financial Officer, Executive Vice President, Finance, Operations and Administration and Treasurer. Under the agreement, Mr. Romm is entitled to a base salary of $320,000 per year, subject to annual cost of living increases or such greater increase as may be approved by the Board, and an annual bonus of up to 60% of his base salary based upon achievement of certain Company and individual targets. For 2008, Mr. Romm received a guaranteed bonus of $50,000, which was paid in March 2009.  He was eligible for an additional amount of $50,000 based upon 2008 performance. Mr. Romm did not receive a bonus based upon 2008 performance.  In addition, on July 1, 2008, Mr. Romm received an option to purchase 150,000 shares of the Company's common stock at an exercise price of $10.00 per share which was equal to 125% of the fair market value of our common stock on the date of the grant.

    On September 3, 2008, we entered into an employment agreement Laura B. Hunter, our new Vice President and General Counsel. Under the agreement, Ms. Hunter is entitled to a base salary of $260,000 per year, subject to annual cost of living increases or such greater increase as may be approved by the Board, an annual bonus of up to 40% of her base salary based upon achievement of certain Company and individual targets, and a sign on bonus of $10,000 paid on December 31, 2008. In addition, on September 3, 2008, Ms. Hunter received an option to purchase 40,000 shares of the Company's common stock at an exercise price of $9.45, the fair market value of our common stock on the date of the grant.

    Under the agreements with Mr. Romm and Ms. Hunter, they or the Company may terminate their employment at any time. If they are terminated for cause or terminate their own employment, they are not entitled to severance. Mr. Romm and Ms. Hunter are also subject to a confidentiality covenant, a covenant not to solicit any employee to leave the Company's employment during the term of the agreement and three years thereafter, and a covenant not to compete with the Company during the same time period.  However, if they are terminated without cause, such covenants relating to competition with the Company lapse on the first anniversary of their termination. In the event Mr. Romm or Ms. Hunter are involuntarily terminated or terminated within 12 months following a change in control, they will be entitled to receive an amount equal to 100% of the their current base salaries, payable over 12 consecutive months.  If Mr. Romm or Ms. Hunter’s employment terminated pursuant to a change in control, as defined in their employment agreements described above, as of December 31, 2008, Mr. Romm and Ms. Hunter would have received $320,000 and $260,000, respectively, payable over 12 consecutive months.

    On August 29, 2006, we entered into severance agreements with David S. Goldstein, our Executive Vice President, Global Sales and Field Marketing, and certain other executives who are not Named Executive Officers. The severance agreement provides that if Mr. Goldstein’s employment with us is terminated within 12 months following a change in control without cause or by the officer with good reason, the officer will be entitled, upon execution of a release in a form acceptable to us, an amount equal to 100% of the officer's then current annual base salary, payable over 12 consecutive months. For purposes of the severance agreements:

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Change in control is defined as the acquisition by any person or entity of securities representing 50% or more of the combined voting power of our then outstanding securities; the nomination or election, during any consecutive 24-month period, of new members of our Board so that the individuals who constitute the majority of our Board at the beginning of the 24-month period or individuals subsequently elected by individuals who constituted a majority of the members of the Board at the beginning of the 24-month period, cease to constitute a majority at the end of the 24-month period; a merger or consolidation with another entity that results in less than 50% of our voting securities remaining outstanding after the merger or consolidation; the sale or other disposition of all or substantially all of our assets;

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Cause is defined as any act or omission that constitutes cause under any of our policies or employment agreements in existence between us and the officer; a dishonest, illegal or wrongful act involving fraud, misrepresentation, moral turpitude or misappropriation which causes damage to our business by the officer; the willful absence from employment or failure or refusal to perform duties by the officer; or the officer's willful failure or refusal to perform specific lawful directives we may give;

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Good reason is defined as a default in our obligation to pay compensation to the officer when it is due (if not cured within 30 days of written notice); failure by us to comply in any material respect with any provision of any existing written employment agreement between us and the officer (if not cured within 30 days of written notice); a material diminution in the officer's compensation, benefits, title, authority, responsibilities or status without the officer's consent (if not cured within 30 days of written notice); or the move of the officer's workplace more than 50 miles.

    If Mr. Goldstein's employment terminated pursuant to a change in control, as defined in the severance agreement described above, as of December 31, 2008, Mr. Goldstein would have received $295,360, payable over 12 consecutive months.

Director Compensation

    Members of the Board who are not our employees receive annual retainers of $30,000. The chair of our Audit Committee, Mr. Grant, receives an additional annual retainer of $10,000. The chair of our Nominating Committee, Mr. Hummel, and the chair of our Compensation Committee, Mr. Badie, each receive an additional annual retainer of $5,000. In addition, all members of the Board who are not our employees receive $1,500 for each Board meeting attended in person and $500 for each Board meeting attended via telephone. Each member of the committees of our Board who are not our employees receive $500 for each committee meeting attended in person and $500 for each committee meeting attended via telephone. Any new non-employee Director who has not been in our prior employ will receive an initial grant of restricted stock with a fair market value of $30,000 on the date such individual joins the Board. In addition, each non-employee Director receives an annual grant of restricted stock with a fair market value of $30,000.  Such shares vest on the one year anniversary of each date of grant.

    Under these arrangements, we paid the members of the Board of Directors who are not our employees the following compensation during the year ended December 31, 2008:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Albert J. Fitzgibbons III	$34,000	$35,946	$69,946
John A. Bartholdson	$34,000	$35,946	$69,946
John H. Duerden	$39,468	$36,721	$76,189
Edward A. Grant	$53,889	$24,374	$78,263
Albert F. Hummel	$46,750	$24,374	$71,124
Ronald P. Badie	$45,750	$22,954	$68,704

(1)  For purposes of determining director compensation, the term of office for directors begins in June and ends the following June, which does not coincide with Obagi's January through December fiscal year. Cash amounts included in the table above represent the portion of the annual retainers received in retainer fees, committee chair fees, and meeting fees earned with respect to service during 2008.

(2)  The dollar amounts shown for stock awards represents the dollar amount of those awards recognized for financial statement reporting purposes with respect to the year ended December 31, 2008 in compliance with SFAS 123R for stock options and restricted stock awards that vested in the year ended December 31, 2008. These amounts reflect Obagi's accounting expense for these awards and do not correspond to the actual value that may be recognized by the directors with respect to these awards. For information on the assumptions used to calculate the value of the awards, refer to Note 2 to Obagi's consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 13, 2009.  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)  The aggregate number of unvested shares of restricted stock held by each director as of December 31, 2008 is as follows: Mr. Fitzgibbons—3,457; Mr. Bartholdson—3,457; Mr. Duerden—1,714; Mr. Grant—3,457; Mr. Hummel—3,457; and Mr. Badie—3,457.  Such shares vest on June 10, 2009.

 REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Meeting Proxy Statement on Schedule 14A for the year ended December 31, 2008.

COMPENSATION COMMITTEE Ronald P. Badie, Chairman Edward A. Grant Albert F. Hummel

 REPORT OF THE AUDIT COMMITTEE

    Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and determining the compensation of the independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq.

    Management has primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

    In this context and in connection with the audited financial statements contained in the Company's Annual Report on Form 10-K, the Audit Committee:

•	Reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2008 with the Company's management and the independent registered public accounting firm;

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Discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications, and adopted by the Public Company Accounting Oversight Board ("PCAOB");

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Reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirement of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm their independence, and concluded that the non-audit services performed by PricewaterhouseCoopers LLP are compatible with maintaining their independence;

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Based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC; and

•	Instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE Edward A. Grant, Chairman Ronald P. Badie Albert F. Hummel

ANNUAL REPORT

    Our 2008 Annual Report to Stockholders, which includes our 2008 Annual Report on Form 10-K, accompanies the proxy materials being mailed to stockholders. Those documents are not a part of these proxy solicitation materials. We will provide, without charge, additional copies of our 2008 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

 OTHER MATTERS

    As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

 STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

    The Company's Bylaws provide that advance notice of a stockholder's proposal must be delivered to the Secretary of the Company at the Company's principal executive offices not less than 90 or more than 120 days prior to the anniversary of the mailing date of the proxy materials for the previous year's annual meeting. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year's proxy statement, this advance notice must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Each stockholder's notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting : (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the number of shares of the Company's common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

    A copy of the full text of the provisions of the Company's Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

    Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the proxy statement of the Board of Directors for the 2010 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at 3760 Kilroy Airport Way, Suite 500, Long Beach, California 90806, Attention: Secretary, on or before January 9, 2010. In addition, if the Company is not notified by February 8, 2010 of a proposal to be brought before the 2010 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

INCORPORATION BY REFERENCE

    Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit Committee Report and the Report of the Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors
STEVEN R. CARLSON Chief Executive Officer

Long Beach, California
April 30, 2009